Exhibit 99.2

NEWS RELEASE

CPS ANNOUNCES SECOND QUARTER 2019 EARNINGS

▪	Pretax income of $2.8 million
▪	Net income of $1.8 million, or $0.08 per diluted share
▪	New contract purchases of $250 million

LAS VEGAS, NV, July 24, 2019 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $1.8 million, or $0.08 per diluted share, for its second quarter ended June 30, 2019. This compares to net income of $3.2 million, or $0.13 per diluted share, in the second quarter of 2018.

Revenues for the second quarter of 2019 were $86.3 million, a decrease of $13.0 million, or 13.1%, compared to $99.4 million for the second quarter of 2018. Total operating expenses for the second quarter of 2019 were $83.6 million compared to $94.7 million for the 2018 period. Pretax income for the second quarter of 2019 was $2.8 million compared to pretax income of $4.7 million in the second quarter of 2018, a decrease of 40.5%.

For the six months ended June 30, 2019 total revenues were $174.6 million compared to $202.9 million for the six months ended June 30, 2018, a decrease of approximately $28.4 million, or 14.0%. Total expenses for the six months ended June 30, 2019 were $169.1 million, a decrease of $24.6 million, or 12.7%, compared to $193.7 million for the six months ended June 30, 2018. Pretax income for the six months ended June 30, 2019 was $5.4 million, compared to $9.2 million for the six months ended June 30, 2018. Net income for the six months ended June 30, 2019 was $3.5 million compared to $6.3 million for the six months ended June 30, 2018.

During the second quarter of 2019, CPS purchased $250.1 million of new contracts compared to $243.0 million during the first quarter of 2019 and $214.7 million during the second quarter of 2018. The Company's receivables totaled $2.399 billion as of June 30, 2019, an increase from $2.393 billion as of March 31, 2019 and $2.329 billion as of June 30, 2018.

Annualized net charge-offs for the second quarter of 2019 were 7.82% of the average portfolio as compared to 7.58% for the second quarter of 2018. Delinquencies greater than 30 days (including repossession inventory) were 14.83% of the total portfolio as of June 30, 2019, as compared to 10.07% as of June 30, 2018.

“We are pleased to report that this quarter represented our fourth consecutive quarter of year over year increases in quarterly originations volume,” said Charles E. Bradley, Jr., Chairman and Chief Executive Officer. “In addition, since Q3 of 2018, we have seen consecutive quarterly increases in the coupon rates on new receivables and lower fees paid to dealers.”

Conference Call

CPS announced that it will hold a conference call on Thursday, July 25, 2019, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 3196842.

A replay of the conference call will be available between July 25, 2019 and August 1, 2019, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 3196842. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Interest income	$84,449	$97,012	$170,294	$197,918
Other income	1,876	2,350	4,261	5,008
	86,325	99,362	174,555	202,926
Expenses:
Employee costs	19,706	19,842	38,779	40,483
General and administrative	8,750	7,450	16,924	14,946
Interest	27,703	25,187	54,993	49,249
Provision for credit losses	20,489	35,531	44,445	76,038
Other expenses	6,907	6,698	13,968	12,997
	83,555	94,708	169,109	193,713
Income before income taxes	2,770	4,654	5,446	9,213
Income tax expense	970	1,489	1,907	2,901
Net income	$1,800	$3,165	$3,539	$6,312

Earnings per share:
Basic	$0.08	$0.15	$0.16	$0.30
Diluted	$0.08	$0.13	$0.15	$0.25

Number of shares used in computing earnings per share
Basic	22,362	21,178	22,302	21,375
Diluted	23,978	25,123	24,119	25,393

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2019	2018
Assets:
Cash and cash equivalents	$9,745	$12,787
Restricted cash and equivalents	125,486	117,323
Total cash and cash equivalents	135,231	130,110

Finance receivables	1,180,253	1,522,085
Allowance for finance credit losses	(32,664)	(67,376)
Finance receivables, net	1,147,589	1,454,709

Finance receivables measured at fair value	1,158,365	821,066
Deferred tax assets, net	17,119	19,188
Other assets	66,509	60,607
	$2,524,813	$2,485,680

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$53,960	$31,692
Warehouse lines of credit	139,224	136,847
Residual interest financing	39,292	39,106
Securitization trust debt	2,077,286	2,063,627
Subordinated renewable notes	14,368	17,290
	2,324,130	2,288,562

Shareholders' equity	200,683	197,118
	$2,524,813	$2,485,680

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018

Contracts purchased	$250.14	$214.74	$493.17	$425.34
Contracts securitized	230.00	205.00	495.00	398.58

Total portfolio balance	$2,399.22	$2,329.18	$2,399.22	$2,329.18
Average portfolio balance	2,398.92	2,330.29	2,395.57	2,330.94

Allowance for finance credit losses as % of fin. receivables	2.77%	5.00%

Aggregate allowance as % of fin. receivables (1)	4.66%	6.16%

Delinquencies
31+ Days	13.15%	8.60%
Repossession Inventory	1.68%	1.47%
Total Delinquencies and Repo. Inventory	14.83%	10.07%

Annualized net charge-offs as % of average portfolio	7.82%	7.58%	7.90%	7.87%

Recovery rates (2)	34.1%	34.9%	33.9%	34.4%

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	For the				For the
	Three months ended				Six months ended
	June 30,				June 30,
	2019		2018		2019		2018
	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)
Interest income	$84.45	14.1%	$97.01	16.7%	$170.29	14.2%	$197.92	17.0%
Servicing fees and other income	1.88	0.3%	2.35	0.4%	4.26	0.4%	5.01	0.4%
Interest expense	(27.70)	-4.6%	(25.19)	-4.3%	(54.99)	-4.6%	(49.25)	-4.2%
Net interest margin	58.62	9.8%	74.18	12.7%	119.56	10.0%	153.68	13.2%
Provision for credit losses	(20.49)	-3.4%	(35.53)	-6.1%	(44.45)	-3.7%	(76.04)	-6.5%
Risk adjusted margin	38.13	6.4%	38.64	6.6%	75.12	6.3%	77.64	6.7%
Core operating expenses	(35.36)	-5.9%	(33.99)	-5.8%	(69.67)	-5.8%	(68.43)	-5.9%
Pre-tax income	$2.77	0.5%	$4.65	0.8%	$5.45	0.5%	$9.21	0.8%

(1)	Includes allowance for finance credit losses and allowance for repossession inventory.
(2)	Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3)	Numbers may not add due to rounding.
(4)	Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

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